SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  June 19, 2001



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                       0-17267               84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)              (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated June 19, 2001, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today announced that it intends to sell its oil and gas properties located in the Delaware Basin of southeast New Mexico. These properties had proved reserves of 41.8 billion cubic feet equivalent of natural gas at year-end 2000, and they accounted for approximately 26% of Mallon's 2000 production. Proceeds from the planned sale will be used to reduce corporate debt and fund further development and exploration of Mallon's East Blanco Natural Gas Field in New Mexico's San Juan Basin.

    George O. Mallon, Jr., Chairman and President, said, "We recognize that our current debt burden has a negative impact on the market for our common stock, which we believe does not fully reflect the value in our assets. With this in mind, our Board of Directors has evaluated numerous options for maximizing shareholder value, including conversations regarding a possible sale of the Company. We believe that by selling our Delaware Basin properties and focusing all of our resources on our East Blanco Field, where we have outstanding opportunities to increase reserves and production, we will be able to turn the Company's potential into enhanced shareholder value more rapidly. We believe that these actions will also improve our options for potential future corporate transactions."

    The Company has retained Waterous & Co. to assist in the Delaware Basin properties sales process. A data room to review detailed property information is expected to open in Houston on June 25, 2001. Additional information regarding the properties will soon be available at www.waterous.com, or can be obtained by contacting Andy Taurins (713-410-6241) or Larry Strong (713-870-
7612). Waterous & Co. is a leading financial services firm specializing in oil and gas divestitures, mergers and acquisitions, and merchant banking activities.

    "Over the last several years, we have focused our activities primarily on East Blanco Field," Mr. Mallon continued. "However, financial constraints have kept us from pursuing all of the projects that we believe this property justifies. By selling our Delaware Basin properties and reducing our debt burden, we hope to have capital available to devote to East Blanco. Our development drilling there will enable us to move probable and possible reserves into the proved category, which should result in a greater market valuation of our assets. In addition, we plan to joint venture the exploration of our Fruitland Coal Formation acreage at East Blanco, where an estimated 500 Bcf of gas is in place. Because successful production of that gas will require the development of an economic completion method, we believe that it is prudent to enlist the support of an experienced industry partner to assist in this effort and accelerate the development of this possible asset."

    Mallon also announced that an independent engineering study indicates that down-spacing from 160 acre to 80 acre production units may be required to properly drain East Blanco. This study was commissioned due to East Blanco's steeper than expected decline curves given its calculated gas in place volumes. "East Blanco's primary reservoirs have no good historic comparables on which to base decline curve projections," noted Don Erickson, Senior Vice President of Mallon Oil Company. "Currently, we are processing applications for five permits to test pressure depletion based on 80 acre spacing. If down-spacing is indicated, this will make an excellent low-risk, high-return, project for the Company because all required infrastructure is already in place. These five test boreholes are also going to be drilled slightly deeper to test the Lewis Shale Formation, which lies at depths from 4,200 feet to 5,600 feet. The Lewis Shale has recently been found to be productive to the west of our acreage. This incremental exploration drilling will be achieved for minor additional cost."

    Mallon also reported that, because some of its new wells have been less prolific than projected and due to a five day maintenance shut-down of El Paso's pipeline, it believes its production for second quarter 2001 will be approximately 17.0 Mmcfe per day. This level of production is below current market expectations.

    Mallon Resources Corporation is a Denver-based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

Conference Call

    Mallon will host a conference call on Tuesday, June 26, 2001, beginning at Noon, E.S.T., to discuss the matters reported in this News Release. To participate in the call, please dial 1-800-670-3544 for calls within the United States, or 1-212-676-5243 for calls from outside the United States. Calls should be made 10 minutes before the conference call is scheduled to start. A replay of the call will also be available through noon, E.S.T., on June 28, 2001, by dialing 1-800-633-8284 for calls within the United States, or 1-858-587-5842 for calls from outside the United States. The access number for the replay will be 19189271.

                                    Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Mallon Resources Corporation


June 19, 2001                       By: _/s/ Roy K. Ross_____________________
                                        Roy K. Ross, Executive Vice President

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